[Letterhead of Jones, Jensen & Company]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              ---------------------------------------------------



U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Advanced Coating Technologies, Inc., a Nevada corporation (the "Registrant"), SEC File No. 2-99110-NY, to be filed on or about January 13, 1999, covering the registration and issuance of 250,000 shares of common stock to two individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended December 31, 1997 and 1996, dated April 16, 1998, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Jones, Jensen & Company
Salt Lake City, Utah
January 14, 1999